Exhibit 99.7

CONSENT OF VICTOR LEE KAM WING

Riku Dining Group Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: September 12, 2025

/s/ Victor Lee Kam Wing
Victor Lee Kam Wing